Exhibit 99.1

SQUARE ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING AND FULL EXERCISE

OF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

SAN FRANCISCO – November 24, 2015 – Square, Inc. (NYSE: SQ) today announced the closing of its initial public offering of 27,000,000 shares, and the exercise in full of the underwriters’ option to purchase an additional 4,050,000 shares, of its Class A common stock at a price to the public of $9.00 per share. A total of 31,050,000 shares of Class A common stock were sold in the initial public offering, including 1,350,000 shares by the Start Small Foundation, a donor-advised fund held and administered by the Silicon Valley Community Foundation, the selling stockholder. The Start Small Foundation is a charitable fund created by Square’s CEO and founder, Jack Dorsey.

Goldman, Sachs & Co., Morgan Stanley and J.P. Morgan acted as lead joint book-running managers for the offering. Barclays, Deutsche Bank Securities, Jefferies, RBC Capital Markets and Stifel acted as additional book-running managers for the offering, and LOYAL3 Securities, Inc. and SMBC Nikko acted as co-managers.

A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (“SEC”). Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282 (telephone: (866) 471-2526 or email: prospectus-ny@ny.email.gs.com); Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: (866) 803-9204).

About Square, Inc.

Square creates tools that help sellers of all sizes start, run, and grow their businesses. Square’s point-of-sale service offers tools for every part of running a business, from accepting credit cards and tracking inventory, to real-time analytics and invoicing. Square also offers sellers financial and marketing services, including small business financing and customer engagement tools. Businesses and individuals use Square Cash, an easy way to send and receive money, as well as Caviar, a food delivery service for popular restaurants. Square was founded in 2009 and is headquartered in San Francisco, with offices in the United States, Canada, Japan, and Australia.

Media Contact:

press@squareup.com

Investor Relations Contact:

ir@squareup.com